Exhibit 99.2

MAYOR’S JEWELERS, INC. PROVIDES RESTATEMENT UPDATE AND RECEIVES
NOTIFICATION OF NON-COMPLIANCE FROM THE AMERICAN STOCK EXCHANGE

SUNRISE, FL – (BUSINESS WIRE)—November 18, 2004—Further to its November 16, 2004 press release regarding the status of the restatement of its financial results, Mayor’s Jewelers, Inc. (AMEX: MYR) (the “Company”), today reported that on November 17, 2004, the Company received notification from the staff of the American Stock Exchange (“Amex”) that the Company is not in compliance with Section 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 with the Securities and Exchange Commission (“SEC”).

To the extent the Company files its Form 10-Q by November 30, 2004 with the SEC, Amex has determined that it will not apply the continued listing evaluation and follow-up procedures specified in Section 1009 of the Amex Company Guide. The Company is working diligently to complete and file with the SEC the Company’s Form 10-Q by November 30, 2004.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the review of the audit of the March 27, 2004 fiscal year financial statements, selected quarterly financial data for the quarter ended March 27, 2004 and the review of the quarterly financial statements for the quarters ended September 27, 2003, December 27, 2003, June 26, 2004 and September 25, 2004 by KPMG; negative reactions from the Company’s stockholders, creditors or customers to the results of the review and restatement or further delay in providing financial information caused by the review and restatement, which could cause the American Stock Exchange to assess the Company’s continued listing eligibility; the impact and result of any litigation (including private litigation), any other action by the American Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 27, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com

2